UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Bluegreen Vacations Corporation

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Bluegreen Vacations Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

May 22, 2019

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Bluegreen Vacations Corporation, which will be held on June 19, 2019 at 1:30 p.m., local time, at the Company’s principal executive office located at 4960 Conference Way North, Boca Raton, Florida 33431.

Please read these materials so that you will know what we plan to do at the Annual Meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope or otherwise transmit your voting instructions as described on the accompanying proxy card. This way, your shares will be voted as you direct even if you cannot attend the Annual Meeting.

On behalf of your Board of Directors and our employees, I would like to express our appreciation for your continued support.

Sincerely,

Shawn B. Pearson
President and Chief Executive Officer

Bluegreen Vacations Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 19, 2019

Notice is hereby given that the Annual Meeting of Shareholders of Bluegreen Vacations Corporation (the “Company”) will be held at the Company’s principal executive office located at 4960 Conference Way North, Boca Raton, Florida 33431, on June 19, 2019, commencing at 1:30 p.m., local time, for the following purposes:

1.   To elect eleven directors to the Company’s Board of Directors to serve until the Company’s 2020 Annual Meeting of Shareholders.

2.   To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The matters listed above are more fully described in the Proxy Statement that forms a part of this Notice of Meeting.

Only record holders of the Company’s common stock at the close of business on May 15, 2019 are entitled to notice of, and to vote at, the Annual Meeting.

Sincerely yours,

Shawn B. Pearson
President and Chief Executive Officer

Boca Raton, Florida

May 22, 2019

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. THEREFORE, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR OTHERWISE TRANSMIT YOUR VOTING INSTRUCTIONS AS DESCRIBED ON THE ENCLOSED PROXY CARD. NO POSTAGE IS REQUIRED FOR THE PROXY CARD IF MAILED IN THE UNITED STATES.

Bluegreen Vacations Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

PROXY STATEMENT

The Board of Directors of Bluegreen Vacations Corporation (the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the Company’s principal executive office located at 4960 Conference Way North, Boca Raton, Florida 33431, on June 19, 2019 at 1:30 p.m., local time, and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the accompanying Notice of Meeting.

This Proxy Statement and the accompanying Notice of Meeting and proxy card are first being mailed to shareholders on or about May 22, 2019.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will be asked to consider and vote upon the election of eleven directors to the Company’s Board of Directors, each for a term expiring at the Company’s 2020 Annual Meeting of Shareholders. In addition, although the Board of Directors is not aware of any other matters to be presented at the Annual Meeting, if any other matters are properly brought before the Annual Meeting, shareholders will be asked to consider and vote upon such matters. Also, management will be available to report on the Company’s performance during the year ended December 31, 2018 and to respond to appropriate questions from shareholders.

Who is entitled to vote at the meeting?

Record holders of the Company’s common stock as of the close of business on May 15, 2019 (the “Record Date”) may vote at the Annual Meeting. As of the close of business on the Record Date, 74,445,923 shares of the Company’s common stock were outstanding and, thus, will be eligible to vote at the Annual Meeting.

What are the voting rights of the shareholders?

Each record holder of the Company’s common stock at the close of business on the Record Date is entitled to cast one vote per share on each matter presented at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock issued and outstanding as of the close of business on the Record Date will constitute a quorum, permitting the transaction of business at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, the Company’s stock transfer agent (“AST”), you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares but not the shareholder of record, and your shares are held in “street name.”

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the Annual Meeting by mailing the enclosed proxy card or by transmitting your voting instructions by internet as described on the enclosed proxy card. You may also vote your shares at the Annual Meeting by completing a ballot at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank or other nominee. Your broker, bank or other nominee has enclosed or provided a voting card for you to use in providing your voting instructions.

Can I vote my shares in person at the Annual Meeting?

If you are a shareholder of record, you may vote your shares in person at the Annual Meeting by completing a ballot at the Annual Meeting. However, if you are a “street name” holder, you may vote your shares in person at the Annual Meeting only if you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote the shares.

Shareholders who wish to attend the Annual Meeting may contact Bluegreen Vacations Investor Relations at (561) 912-8139 for directions. Even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your vote by proxy or by providing your voting instructions to your broker, bank or other nominee as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What are my choices when voting?

You may vote for all of the director nominees, or your vote may be withheld with respect to one or more of the director nominees. The proposal related to the election of directors is described in this Proxy Statement beginning on page 9.

What is the Board’s voting recommendation?

The Company’s Board of Directors recommends that you vote your shares FOR ALL of the director nominees.

What if I do not specify on my proxy card how I want my shares voted?

If you execute and mail in your proxy card but do not specify on your proxy card how you want to vote your shares, your shares will be voted FOR ALL of the director nominees. In addition, although the Board of Directors is not aware of any other matters to be presented at the Annual Meeting, if any other matters are properly brought before the Annual Meeting, the individuals named in the enclosed proxy card (or their substitutes if they are unavailable) will vote the proxies in accordance with their judgment on those matters.

Can I change my vote or revoke my proxy?

Yes. You can change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. If you are the record owner of your shares, you can revoke your proxy by sending a signed written notice to the Company’s Secretary stating that you would like to revoke your proxy. Record holders can change their vote by submitting a new valid proxy bearing a later date, by transmitting new voting instructions by internet, or by attending the Annual Meeting and voting in person. However, attendance at the Annual Meeting will not, in and of itself, constitute revocation of a previously executed proxy.

If you are not the record owner of your shares and your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change your vote.

What vote is required for a director nominee to be elected?

The Company’s directors are elected by plurality vote, meaning that the eleven director nominees receiving the greatest number of votes for his election will be elected. A properly executed proxy marked to withhold a vote with respect to the election of one or more director nominees will not be voted with respect to the nominee or nominees indicated, although it will be counted for purposes of determining whether or not a quorum exists.

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If my shares are held in street name, will my broker, bank or other nominee vote my shares for me?

No. If you hold your shares in “street name” through a broker, bank or other nominee, whether your broker, bank or other nominee may vote your shares in its discretion depends on the proposals before the Annual Meeting. The Company’s common stock is listed for trading on the New York Stock Exchange (the “NYSE”). Under the rules of the NYSE, if you do not provide your broker, bank or other nominee with voting instructions with respect to your shares, your broker, bank or other nominee may vote your shares in its discretion only on “routine matters.” The election of directors is not considered a “routine matter” under the rules of the NYSE. Accordingly, your broker, bank or other nominee will not have discretion to vote your shares at the Annual Meeting if you do not provide voting instructions.

What are broker non-votes?

When a broker, bank or other nominee has discretion to vote on one or more proposals at a meeting, or a “routine matter,” but does not have discretion to vote on other matters at the meeting, or “non-routine matters,” the broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the “non-routine matters” with respect to shares held for beneficial owners which did not provide voting instructions with respect to the “non-routine matters.” This is generally referred to as a “broker non-vote.” Because brokers, banks and other nominees will not have discretion to vote on any items of business at the Annual Meeting if they have not received voting instructions from their clients, there will not be broker non-votes on any matter presented at the Annual Meeting.

Are there any other matters to be acted upon at the Annual Meeting?

The Company does not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

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CORPORATE GOVERNANCE

Pursuant to the Company’s Bylaws and Florida law, the Company’s business and affairs are managed under the direction of the Company’s Board of Directors. Directors are kept informed of the Company’s business through discussions with management, including the Company’s Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Determination of Director Independence

The Company’s Board of Directors has determined that James R. Allmand, III, Norman H. Becker, Lawrence A. Cirillo, Mark A. Nerenhausen, Arnold Sevell and Orlando Sharpe, who together comprise a majority of the Board, are independent under applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing standards of the NYSE. The Board made such independence determinations based on a review of transactions and relationships between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other hand, as well as transactions and relationships between each director or his affiliates, on the one hand, and members of the Company’s senior management or their affiliates, on the other hand. To assist the Board in making its independence determinations, the Board adopted the following categorical standards of relationships that, in the Board’s opinion, do not constitute material relationships that impair a director’s independence: (i) serving on third party boards of directors with other members of the Board; (ii) payments or charitable gifts by the Company to entities with which a director is an executive officer or employee where such payments do not exceed the greater of $1 million annually or 2% of such entity’s consolidated gross revenues for the applicable year; and (iii) investments by directors in common with each other or the Company. In connection with the foregoing, the Board specifically determined that Mr. Becker’s service on the Board of Directors of BBX Capital Corporation (“BBX Capital”), which currently owns approximately 90% of the Company’s issued and outstanding common stock, with Alan B. Levan, Chairman of the Company’s Board of Directors, John E. Abdo, Vice Chairman of the Company’s Board of Directors, Jarett S. Levan, a director of the Company, and Seth M. Wise, a director of the Company, did not constitute a material relationship that would impair Mr. Becker’s independence. In addition, the Board discussed and considered that from time to time entities affiliated with Mr. Sharpe provide certain real estate-related services to BBX Capital and that, for 2018 and 2017, those entities received approximately $11,000 and $22,000, respectively, from BBX Capital in consideration for such services. The Board determined that this relationship did not constitute a material relationship that would impair Mr. Sharpe’s independence.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors has established Audit, Compensation and Nominating/Corporate Governance Committees. The Board has adopted a written charter for each of these committees and Corporate Governance Guidelines that address the make-up and functioning of the Board. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees. The committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are posted in the “Investor Relations” section of the Company’s website at www.bluegreenvacations.com, and each is available in print, without charge, to shareholders.

The Board met twelve times during 2018. Each member of the Board of Directors attended at least 75% of the total number of meetings of the Board and committees on which he served during 2018. The Company has no formal policy requiring directors to attend the Company’s annual meeting of shareholders. 100% of the Company’s eleven directors attended the Company’s 2018 Annual Meeting of Shareholders.

The Audit Committee

The Audit Committee is comprised of Norman H. Becker, Chairman, Lawrence A. Cirillo and Arnold Sevell. The Board has determined that each member of the Audit Committee is “financially literate” and “independent” within the meaning of applicable SEC rules and regulations and the listing standards of the NYSE, including the additional independence requirements applicable to audit committee members under the listing standards of the NYSE. The Board also determined that Mr. Becker is qualified as an “audit committee financial expert,” as defined under Item 407 of Regulation S-K promulgated by the SEC. The Audit Committee met six times during 2018.

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The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor. Additionally, the Audit Committee assists Board oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications, performance and independence of the Company’s independent auditor; and (iv) the performance of the Company’s internal audit function. In connection with these oversight functions, the Audit Committee receives reports from, and meets with, the Company’s internal audit group, management and independent auditor. The Audit Committee receives information concerning the Company’s internal control over financial reporting and any deficiencies in such control and has adopted a complaint monitoring procedure that enables confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. A report from the Audit Committee is included in this Proxy Statement on page 23.

The Compensation Committee

The Compensation Committee is comprised of Arnold Sevell, Chairman, James R. Allmand, III and Norman H. Becker. The Board has determined that each member of the Compensation Committee is “independent” under the listing standards of the NYSE, including the additional independence requirements applicable to compensation committee members thereunder. The Compensation Committee met five times during 2018.

The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to the compensation of the Company’s executive officers. It reviews and determines the compensation of the Company’s executive officers, including the Chief Executive Officer. The Compensation Committee also administers the Company’s cash incentive plans.

Pursuant to its charter, the Compensation Committee has the authority to retain consultants to assist the Compensation Committee in its evaluation of executive compensation, as well as the authority to approve any such consultant’s fees and retention terms. While a third party consultant was engaged in prior years, no consulting was engaged in 2018.

The Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is comprised of James R. Allmand, III, Chairman, Lawrence A. Cirillo and Arnold Sevell. The Board has determined that each member of the Nominating/Corporate Governance Committee is “independent” under the listing standards of the NYSE. The Nominating/Corporate Governance Committee met one time during 2018.

The Nominating/Corporate Governance Committee is responsible for: (i) assisting the Board in identifying individuals qualified to become directors; (ii) making recommendations of candidates for directorships; (iii) developing and recommending to the Board a set of corporate governance principles for the Company; (iv) overseeing the evaluation of the Board and management; (v) overseeing the selection, composition and evaluation of Board committees; and (vi) overseeing the management continuity and succession planning process.

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The Nominating/Corporate Governance Committee reviews, following the end of the Company’s fiscal year, the composition of the Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating/Corporate Governance Committee will re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If the Nominating/Corporate Governance Committee thinks it is in the Company’s best interest to nominate a new individual for director, or fill a vacancy on the Board which may exist from time to time, the Nominating/Corporate Governance Committee will seek out potential candidates for Board appointments who meet the criteria for selection as a nominee and have the specific qualities or skills being sought as follows. Generally, the Nominating/Corporate Governance Committee will identify candidates for directorships through the business and other organization networks of the directors and management. Candidates for director will be selected on the basis of the contributions the Nominating/Corporate Governance Committee believes that those candidates can make to the Board and to management and on such other qualifications and factors as the Nominating/Corporate Governance Committee considers appropriate. Board candidates should have a reputation for honesty and integrity, strength of character, mature judgment and experience in positions with a high degree of responsibility. In addition to reviewing a candidate’s background and accomplishments, candidates for director are reviewed in the context of the current composition of the Board and the evolving needs of the Company. While the Board does not have a formal diversity policy and the Nominating/Corporate Governance Committee does not follow any ratio or formula with respect to diversity in order to determine the appropriate composition of the Board, the Board prefers a mix of background and experience among its members. Accordingly, pursuant to the Company’s Corporate Governance Guidelines, the Nominating/Corporate Governance Committee, when assessing potential new directors, may seek individuals from diverse professional backgrounds who provide a broad range of skills, experience and expertise relevant to the Company’s business. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment, and commitment to the Company’s success. The Company also requires that its Board members be able to dedicate the time and resources sufficient to allow for the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings. If the Nominating/Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend the candidate’s election to the full Board.

Under the Company’s Fourth Amended and Restated Bylaws (the “Bylaws”), nominations for directors may be made only by or at the direction of the Board of Directors, or by a shareholder entitled to vote who delivers written notice (along with certain additional information specified in the Company’s Bylaws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. However, if the date of the Company’s annual meeting of shareholders changes by more than 30 days from the date of the preceding year’s annual meeting of shareholders, written notice of a director nomination must be received by the Company within ten days after the Company first mails notice of or publicly discloses the date of the annual meeting of shareholders. For the Company’s 2020 Annual Meeting of Shareholders, the Company must receive shareholder notice of a director nomination (i) between February 20, 2020 and March 21, 2020 or (ii) if the Company’s 2020 Annual Meeting of Shareholders is held more than 30 days before or after June 19, 2020, within ten days after the Company first mails notice of or publicly discloses the date of the meeting.

Leadership Structure

The business of the Company is managed under the direction of the Board, which is elected by the Company’s shareholders, subject to the right of the Board to appoint directors to fill vacancies on the Board which may exist from time to time, including due to an increase in the size of the Board. The fundamental responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director believes to be the best interests of the Company and its shareholders.

Alan B. Levan serves as Chairman of the Company’s Board of Directors. Shawn B. Pearson serves as President and Chief Executive Officer of the Company and as a director of the Company. The Board has no strong opinion with regard to separate or combined Chairman and Chief Executive Officer positions and believes that separating the Chairman and Chief Executive Officer positions in this case provides the Company with the appropriate foundation to pursue its strategic and operational objectives, while maintaining effective oversight and objective evaluation of the Company’s performance.

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Risk Oversight

The Board is responsible for overseeing management and the business and affairs of the Company, which includes the oversight of risk. In exercising its oversight, the Board has allocated some areas of focus to its committees and has retained other areas of focus for itself. Pursuant to its charter, the Audit Committee is responsible for efforts designed to assure that the Board is provided the information and resources to assess management’s handling of the Company’s approach to risk management. The Audit Committee also has oversight responsibility for the Company’s financial risk (such as accounting, finance, internal control and tax strategy), and the Audit Committee or the full Board receives and reviews, as appropriate, the reports of the Company’s internal audit group regarding the results of its annual Company-wide risk assessment and internal audit plan. Reports of all internal audits are provided to the Audit Committee. The Compensation Committee oversees compliance with the Company’s executive compensation plans and related laws and policies. The Nominating/Corporate Governance Committee oversees compliance with governance-related laws and policies, including the Company’s Corporate Governance Guidelines. The Board as a whole has responsibility for overseeing management’s handling of the Company’s strategic and operational risks. Throughout the year, senior management reports to the Board on the risks that it believes may be material to the Company, including those disclosed in the Company’s reports filed with the SEC. The goal of these processes is to achieve serious and thoughtful Board-level attention to the nature of the material risks faced by the Company and the adequacy of the Company’s risk management processes and systems. While the Board recognizes that the risks which the Company faces are not static, and that it is not possible to identify or mitigate all risk and uncertainty all of the time, the Board believes that the Company’s approach to managing its risks provides the Board with the proper foundation and oversight perspective with respect to management of the material risks facing the Company.

Executive Sessions of Non-Management Directors

During 2018, the Company’s non-management directors met once in an executive session of the Board in which management directors and other members of management did not participate. Arnold Sevell was the presiding director for the executive session. The non-management directors have scheduled future meetings to be held at least annually, and may schedule additional meetings without management present as they determine.

Communications with the Board of Directors and Non-Management Directors

Interested parties who wish to communicate with the Board of Directors, any individual director or the non-management directors as a group can write to the Company’s Secretary at the Company’s principal executive offices at 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431. If the person submitting the letter is a shareholder, the letter should include a statement indicating such. Depending on the subject matter, the Company will:

●	forward the letter to the director or directors to whom it is addressed;
●	attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information; or
●	not forward the letter if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

A member of management will, at each meeting of the Board, present a summary of all letters received since the last meeting that were not forwarded to the Board and will make those letters available to the Board upon request.

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Code of Ethics

The Company has a Code of Business Conduct and Ethics that applies to all of its directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted in the “Investor Relations” section of the Company’s website at www.bluegreenvacations.com. The Company will post amendments to, or waivers from, the Code of Business Conduct and Ethics applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer on its website.

Compensation Committee Interlocks and Insider Participation

None of the members of the Company’s Compensation Committee are current or former officers or employees of the Company or any of its subsidiaries. In addition, there are no interlocking or other relationships or transactions involving the members of the Company’s Compensation Committee required to be disclosed under Item 407(e)(4) of Regulation S-K promulgated by the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of the copies of the forms furnished to the Company and written representations that no other reports were required, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis during the year ended December 31, 2018.

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PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board of Directors shall consist of no less than five or more than fifteen directors, and for each director to serve for a term expiring at the Company’s next annual meeting of shareholders. The specific number of directors is set from time to time by resolution of the Board. The Board of Directors currently consists of eleven directors.

All eleven of the Company’s current directors have been nominated for election at the Annual Meeting to serve for a term expiring at the Company’s 2020 Annual Meeting of Shareholders. Each of the director nominees was recommended for election by the Nominating/Corporate Governance Committee and has consented to serve for his term. If any director nominee should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Except as otherwise indicated, no director nominee has had any change in principal occupation or employment during the past five years.

Directors Standing for Election

ALAN B. LEVAN	Director since 2002

Alan B. Levan, age 74, has served as Non-executive Chairman of the Company’s Board of Directors since May 2017 and from May 2002 to December 2015. In addition, from May 2015 until May 2017, he served the Company in a non-executive capacity. Mr. Levan formed the I.R.E. Group (predecessor to BBX Capital) in 1972. He served as Chairman, Chief Executive Officer and President of BBX Capital from 1978 until December 2015 and as its Chairman and Chief Executive Officer since February 2017. BBX Capital, indirectly through its wholly-owned subsidiary, Woodbridge Holdings Corporation (“Woodbridge”), owns approximately 90% of the Company’s issued and outstanding common stock. In addition, Mr. Levan served as Chairman of BankAtlantic from 1987 until July 2012 when BankAtlantic was sold to BB&T Corporation (“BB&T”). Mr. Levan also served as a director of Benihana Inc. (“Benihana”) until August 2012. He is the Chairman of the BBX Capital Foundation, a Trustee of Nova Southeastern University, Chairman of Nova Southeastern University’s Finance Committee, Co-Founder and Co-Chairman of the Nova Southeastern University Susie and Alan B. Levan Ambassadors Board and a director of the Broward Workshop. Mr. Levan is the father of Jarett Levan. The Company’s Board of Directors believes that Mr. Levan’s proven leadership skills enhance the Board and the Company and that his long history of service with the Company and its affiliates provides the Board with critical insight regarding the business and prospects of the Company.

JOHN E. ABDO	Director since 2002

John E. Abdo, age 75, has served as Non-executive Vice Chairman of the Company’s Board of Directors since 2002. From December 2015 to May 2017, Mr. Abdo served as Non-Executive Acting Chairman of the Company’s Board of Directors. Mr. Abdo has also served as Vice Chairman of BBX Capital since 1993 and Vice Chairman of BCC since 1994. In addition, he served as Vice Chairman of BankAtlantic from 1987 until the completion of the sale of BankAtlantic to BB&T during July 2012. Mr. Abdo is President of Abdo Companies, Inc. and a member of the Board of Directors and certain committees, including the Finance Committee, of the Performing Arts Center Authority. Additionally, Mr. Abdo is the former 20-year President, and current member of the Investment Committee of the Broward Performing Arts Foundation. He also served as the Vice Chairman of the Board of Directors of Benihana until August 2012. The Company’s Board of Directors believes that it benefits from the contributions that Mr. Abdo makes, and the perspective that he adds, to the Board, many of which are the result of his knowledge of the Company’s business and affairs based on his service as Vice Chairman, and his experience and knowledge regarding the real estate sector generally.

SHAWN B. PEARSON	Director since 2017

Shawn B. Pearson, age 41, was appointed Chief Executive Officer and President of the Company in February 2017 and as a director of the Company in August 2017. Since 2015, Mr. Pearson has also served as Chairman of Renin Holdings, LLC (“Renin”), a wholly-owned subsidiary of BBX Capital which, indirectly through its subsidiaries, manufactures interior closet doors, wall décor, hardware and fabricated glass products for the home improvement industry. Mr. Pearson served as Renin’s Chief Executive Officer from 2015 until August 2017. From 2002 to 2015, Mr. Pearson held various leadership roles in sales, marketing and global supply chain with Danby, a privately-owned group of small appliance companies servicing the hospitality, retail, government and other distribution channels, most recently serving as President of Danby Products Ltd. and Chairman of Danby Asia. Prior to entering the corporate world, Mr. Pearson played professional baseball within the Toronto Blue Jays organization. Mr. Pearson holds an M.B.A. The Company’s Board of Directors believes that Mr. Pearson’s knowledge, leadership skills and experience make him a valuable member of the Board and benefit the Company, including with respect to its business, operations and growth strategy.

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JAMES R. ALLMAND, III	Director since 2011

James R. Allmand, III, age 70, has over forty years of resort real estate and hospitality operations management experience in the United States, Central America and Mexico in luxury resort hotels, marinas and master planned residential real estate, including over twenty-five years of regional multi-property responsibilities in Florida, Texas and Louisiana. Since 2008, he has served as Senior Vice President - Resort Operations and Real Estate of Global Resort Development, Inc., an international resort development consulting company. Prior to that time, he served as General Manager of, and provided consulting services to, Sandals Grande Antigua Resort & Spa from 2007 to 2008, Director of Advisory Services of IAG Florida Inc., a commercial, residential and hospitality development oriented company, from 2004 to 2007, and General Manager and Vice President of Hyatt Regency Pier Sixty-Six in Fort Lauderdale, Florida from 1993 to 2004. The Company’s Board of Directors believes that Mr. Allmand provides valuable insight and contributions to the Board as a result of his extensive experience in the real estate and hospitality industries.

NORMAN H. BECKER	Director since 2003

Norman H. Becker, age 81, is, and has been for more than ten years, self-employed as a Certified Public Accountant. Mr. Becker was also the Chief Financial Officer and Treasurer of Proguard Acquisition Corp., as well as a member of its Board of Directors, until 2012. Mr. Becker has served as a director of BBX Capital since 2013. He was previously a partner with Touche Ross & Co., the predecessor of Deloitte & Touche LLP, for more than ten years and he served as a director of Benihana until August 2012. The Company’s Board of Directors believes that Mr. Becker provides valuable insight to the Board based on his business, financial and accounting expertise, and that his accounting and financial knowledge make him a valuable member of the Audit Committee.

LAWRENCE A. CIRILLO	Director since 2003

Lawrence A. Cirillo, age 80, was Principal Partner and President of Atlantic Chartering, an oil tanker brokerage company, from 1979 until Atlantic Chartering merged with Seabrokers, Inc., a subsidiary of Clarkson, Ltd. Mr. Cirillo served as a Vice President of Seabrokers, Inc. until 2000. Since 2000, Mr. Cirillo has served as an oil tanker broker with Southport Maritime, Inc. The Company’s Board of Directors believes that it benefits from Mr. Cirillo’s business experience generally and within the sales industry in particular.

JARETT S. LEVAN	Director since 2017

Jarett S. Levan, age 45, has served as the President of BBX Capital since December 2015 and as a member of its Board of Directors since September 2009. He served as Acting Chairman and Chief Executive Officer of BBX Capital from December 2015 to February 2017 and as President of BBX Capital from April 2011 until December 2015. Mr. Levan was the Chief Executive Officer and President of BankAtlantic from January 2007 until the completion of the sale of BankAtlantic to BB&T during July 2012. Mr. Levan is the son of Alan B. Levan, Chairman of the Company’s Board of Directors. The Company’s Board of Directors believes that Mr. Levan’s operating and management experience, including his positions with the Company’s affiliates, allow him to provide insight to the Board with respect to the Company’s business and affairs.

MARK A. NERENHAUSEN	Director since 2003

Mark A. Nerenhausen, age 64, serves as the President and Chief Executive Officer of the Hennepin Theater Trust. In addition, since August 2010, Mr. Nerenhausen has been a Principal of ZSP Consulting. Previously, he served as a professor and a director of the Syracuse University Janklow Arts Leadership Program from 2011 through 2017 and from March 2009 through July 2010, Mr. Nerenhausen served as President and Chief Executive Officer of the AT&T Performing Arts Center in Dallas, Texas. The Company’s Board of Directors believes that it benefits from Mr. Nerenhausen’s leadership skills and business and management experience gained from his service in Principal, President and Chief Executive Officer positions, including the sales aspects of his positions.

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ARNOLD SEVELL	Director since 2002

Arnold Sevell, age 71, has been the President of Sevell Realty Partners, Inc., a full-service commercial real estate firm, and its affiliated entities, Sevell Realty Holdings, LLC and Sevell Residential Realty LLC, for more than 29 years. Mr. Sevell also serves as Chairman of the Planning and Zoning Board of Boca Raton, Florida. The Company’s Board of Directors believes that Mr. Sevell provides expertise and insight to the Board as a result of his knowledge of, and experience within, the real estate industry and his insight into real estate markets generally.

ORLANDO SHARPE	Director since 2011

Orlando Sharpe, age 60, founded Sharpe Project Developments, Inc., a real estate development company, in 1990 and has served as its President since that time. He is also the President of Sharpe Project Construction, Inc. and OLD, LLC. From 1986 to 1990, he was employed with Arvida/JMP Partners, L.P., a residential real estate development company, where he managed the design, construction, development and property management for several office buildings, retail centers, hotels, restaurants, warehouses and mixed use commercial parks. Prior to that time, he was employed by Weitz Co. General Contractors as a project manager on various commercial projects. His background also includes professional experience with a number of architectural and engineering firms. The Company’s Board of Directors believes that it benefits from Mr. Sharpe’s knowledge of the real estate industry generally and particularly with respect to real estate development and current trends in the industry.

SETH M. WISE	Director since 2017

Seth M. Wise, age 49, has served as Executive Vice President of BBX Capital and as a member of its Board of Directors since September 2009. In addition, since July 2005, Mr. Wise has served as President of Woodbridge after serving as its Executive Vice President since September 2003. Mr. Wise previously served as Vice President of Abdo Companies, Inc. The Company’s Board of Directors believes that Mr. Wise’s real estate-related experience and background enhance the Board’s knowledge with respect to the real estate industry and that it benefits from the insight he brings with respect to the real estate industry and the Company’s operations related thereto.

The Board of Directors Unanimously Recommends that Shareholders

Vote “For” the Election of Each of the Director Nominees.

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IDENTIFICATION OF EXECUTIVE OFFICERS

The following individuals are executive officers of the Company:

Name	Position
Shawn B. Pearson	President, Chief Executive Officer and Director
Anthony M. Puleo	Executive Vice President, Chief Financial Officer and Treasurer; President, Bluegreen Treasury Services
Famous P. Rhodes	Executive Vice President and Chief Marketing Officer
Ahmad M. Wardak	Executive Vice President, Corporate Development and Innovation
Chanse W. Rivera	Executive Vice President and Chief Information Officer
Jorge de la Osa	Executive Vice President and Chief Legal and Compliance Officer
Justin Taylor	Executive Vice President and Chief Human Resources Officer

All executive officers serve until they resign or are replaced or removed by the Board of Directors.

Set forth below is certain biographical information for the Company’s executive officers (other than Mr. Pearson, whose biographical information is set forth in “Proposal No. 1 – Election of Directors” above).

Anthony M. Puleo, age 51, joined the Company in 1997 as Chief Accounting Officer. Mr. Puleo was appointed Vice President in 1998 and Senior Vice President in 2004. Mr. Puleo served as the Company’s Interim Chief Financial Officer from April 2005 through August 2005. In August 2005, he was appointed Chief Financial Officer and Treasurer of the Company. In January 2010, he was appointed President of Bluegreen Treasury Services. During October 2017, Mr. Puleo was appointed Executive Vice President of the Company. From May 2015 through February 2017, Mr. Puleo served in the interim role of Chairman of the Company’s Executive Committee. From December 1990 through October 1997, Mr. Puleo held various positions with Ernst & Young LLP, including Senior Manager in the Assurance and Advisory Business Services group. Mr. Puleo holds a B.B.A. in Accounting and is a Certified Public Accountant.

Famous P. Rhodes, age 44, joined the Company in August 2017 as Executive Vice President and Chief Marketing Officer. Mr. Rhodes previously served as Vice President of Digital Marketing and Customer Experience for AutoNation from 2015 to 2017 and as Vice President of eCommerce for AutoNation from 2012 to 2015. Prior to joining AutoNation, Mr. Rhodes served as Senior Director of Yahoo! Autos in 2012 and in several leadership roles for eBay Motors from 2007 to 2012, including Senior Director from 2011 to 2012. Mr. Rhodes’ experience prior to 2007 includes serving as Executive Vice President of DXS Financial Services, LP, Vice President of Car.com, and Manager at KPMG LLP. Mr. Rhodes holds a B.B.A. in Management and an M.B.A.

Ahmad M. Wardak, age 47, joined the Company in 2003 as Corporate Controller. Since joining the Company, Mr. Wardak has held several positions, including Vice President of Business Administration, Senior Vice President of Business Operations of Bluegreen Resorts, Senior Vice President and Chief Administrative Officer, Senior Vice President of Corporate Marketing and, currently, Executive Vice President, Corporate Development and Innovation. As Executive Vice President, Corporate Development and Innovation, Mr. Wardak is responsible for identifying new strategic opportunities, process transformation and enterprise-wide business planning and forecasting. Prior to joining the Company, Mr. Wardak held various positions with Ernst & Young LLP, including as a Manager in the firm’s Assurance and Advisory Business Services group, where his area of focus was principally in the real estate and vacation ownership industries. Mr. Wardak holds a B.S. in Accounting.

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Chanse W. Rivera, age 49, joined the Company in August 2012. During December 2012, Mr. Rivera was appointed Senior Vice President and Chief Information Officer. During October 2017, he was appointed Executive Vice President. Prior to joining the Company, Mr. Rivera held positions as Chief Information Officer of Russell Hobbs, Inc., Global Service Manager of CITCO, Vice President, Managed Services of Fresh Del Monte Produce Inc. and IT Director of Blue Martini Software. Mr. Rivera holds a B.S. in Management Information Systems.

Jorge de la Osa, age 49, joined the Company in May 2018 as Executive Vice President and Chief Legal and Compliance Officer. From 2010 until he joined the Company in May 2018, Mr. de la Osa served as Executive Vice President and General Counsel of Wyndham Vacation Ownership. From 2004 to 2010, Mr. de la Osa was Lead Corporate Counsel at Sol Melia Vacation Club, a subsidiary of Melia Hotels International. He served as Corporate Counsel to Tempus Resorts International from 2002 to 2004. Mr. de la Osa began his legal career as a Real Estate Group Associate at Baker & Hostetler LLP, and is a member of the Florida Bar. He holds a J.D. in Law and a B.S. in Business Administration, Finance.

Justin Taylor, age 47, joined the Company in April 2018 as Executive Vice President and Chief Human Resources Officer. From 2016 until he joined the Company in April 2018, Mr. Taylor served as Senior Vice President, Human Resources of Charming Charlie, an online retailer of women’s apparel and fashion and beauty accessories. Prior to that time, he served in various capacities for The Body Shop USA and its affiliates, including L’Oreal and The Body Shop International PLC, including Group Human Resources Director and Senior Vice President, Human Resources from 2014 to 2016, Vice President and International Director, Employee Reward and Engagement from during 2014, and Vice President, Human Resources (North America) from 2008 to 2014. Mr. Taylor is a certified LSI Practitioner with Human Synergistics and is DDI certified as a program facilitator.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Party Transactions

The Company has a policy in place for the review of relationships and transactions in which (i) the Company is a participant, (ii) the amount involved exceeds or is expected to exceed $120,000 annually and (iii) any of the Company’s directors or executive officers, or any of their immediate family members, have or will have a direct or indirect material interest (each, a “related party transaction”). Any related party transaction is to be for the Company’s benefit and upon terms no less favorable to the Company than if the related party transaction was with an unrelated party.

As set forth in their respective charters, the Audit Committee or the Nominating / Corporate Governance Committee review related party transactions and, if the reviewing committee determines the transactions to be appropriate, approves (or ratifies) related party transactions. The reviewing committee considers the nature of the related party’s interest in the transaction, the material terms of the transaction, including, without limitation, the amount involved and type of transaction, and the arms-length nature thereof, the importance of the transaction to the related party, the importance of the transaction to the Company, whether the transaction would impair the judgment of a director or executive officer to act in the Company’s best interest and any other matters the reviewing committee deems appropriate. Any member of the reviewing committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the reviewing committee.

Related Party and Affiliated Transactions

BBX Capital currently beneficially owns, indirectly through Woodbridge, approximately 90% of the issued and outstanding shares of the Company’s common stock. BBX Capital may be deemed to be controlled by Alan B. Levan, its Chairman and Chief Executive Officer, and John E. Abdo, its Vice Chairman, who collectively may be deemed to beneficially own shares of Class A Common Stock and Class B Common Stock of BBX Capital representing approximately 78% of the total voting power of BBX Capital. Mr. Alan Levan and Mr. Abdo are Chairman and Vice Chairman, respectively, of the Company’s Board of Directors.

Jarett S. Levan, the son of Mr. Alan Levan, and Seth M. Wise, are members of the Company’s Board of Directors and executive officers and directors of BBX Capital. Susan J. Saturday, Executive Vice President and Chief Human Resources Officer of BBX Capital, served in the same capacity on behalf of the Company until she joined BBX Capital on a full-time basis in April 2018. Ms. Saturday earned total compensation from the Company of approximately $195,000 for the year ended December 31, 2018. Shawn B. Pearson, President, Chief Executive Officer and a director of the Company, is the Chairman of Renin, a wholly-owned subsidiary of BBX Capital. Raymond S. Lopez, who served as Vice President and Controller of the Company from 2004 until 2005 and as Senior Vice President and Chief Accounting Officer of the Company from 2005 until March 2015 when he joined BBX Capital as its Executive Vice President and Chief Financial Officer, continues to perform certain services for the Company in a non-executive capacity and received total compensation from the Company of approximately $26,000 for the year ended December 31, 2018. In addition, Norman H. Becker is a non-employee director of the Company and BBX Capital.

In May 2015, the Company and its subsidiaries entered into an Agreement to Allocate Consolidated Income Tax Liability and Benefits (the “Consolidated Tax Agreement”) with BBX Capital, BCC, Woodbridge and their respective subsidiaries pursuant to which, among other customary terms and conditions, the parties agreed to file consolidated federal tax returns. Pursuant to the Consolidated Tax Agreement, the parties calculate their respective income tax liabilities and attributes as if each of them were a separate filer. If any tax attributes are used by another party to the Consolidated Tax Agreement to offset its tax liability, the party providing the benefit will receive an amount for the tax benefits realized. During the year ended December 31, 2018, the Company paid BBX Capital approximately $23.1 million pursuant to the Consolidated Tax Agreement.

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In April 2015, Bluegreen Specialty Finance, LLC, a wholly-owned subsidiary of the Company (“BSF”), entered into a Loan Agreement and Promissory Note pursuant to which it provided an $80.0 million loan to BBX Capital, the proceeds of which were used by BBX Capital to fund its tender offer to purchase certain shares of BCC’s Class A Common Stock that it did not own at the time. Amounts outstanding on the loan bear interest at a rate of 6% per annum. Interest only payments are required on a quarterly basis, with all outstanding amounts becoming due and payable at the end of the five-year term of the loan. BBX Capital is permitted to prepay the loan in whole or in part at any time, and prepayments will be required, to the extent necessary, in order for the Company or its subsidiaries to remain in compliance with covenants under outstanding indebtedness. During the year ended December 31, 2018, the Company recognized approximately $4.8 million of interest income on this loan.

During the year ended December 31, 2018, the Company paid subsidiaries of BBX Capital approximately $1.6 million for management advisory, risk management, administrative and other services. The Company accrued approximately $0.1 million for these services as of December 31, 2018.

During the year ended December 31, 2018, the Company paid approximately $0.9 million for the acquisition of inventory from a company whose President is the son of David L. Pontius, the Company’s former Executive Vice President and Chief Operating Officer.

On March 4, 2019, BBX Capital announced its intention to take the Company private through a short-form merger under Florida law pursuant to which BBX Capital would acquire all of the outstanding shares of the Company’s common stock not currently owned by it. If the merger is completed, the Company would become a wholly-owned subsidiary of BBX Capital and each share of the Company’s common stock outstanding at the effective time of the merger, other than shares beneficially owned by BBX Capital and shareholders who duly exercised and perfected appraisal rights in accordance with Florida law, would be converted into the right to receive $16.00 per share in cash. Under Florida law, because BBX Capital owns more than 80% of the issued and outstanding shares of the Company’s common stock, the merger may be consummated without the approval of, or action by, the Company’s Board of Directors or shareholders. Accordingly, the Company’s Board of Directors did not approve or disapprove the merger, and the Company’s shareholders will not be asked to approve or disapprove the merger but will have statutory appraisal rights if the merger is consummated. On March 25, 2019, BBX Capital announced that it is re-evaluating whether to proceed with the merger. The merger may be terminated by BBX Capital in its sole discretion at any time before it becomes effective.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the years ended December 31, 2018 and 2017, certain summary information concerning compensation paid to, or accrued by the Company on behalf of, Shawn B. Pearson, the Company’s President and Chief Executive Officer, and each of the next two of the Company’s highest paid executive officers during the year ended December 31, 2018 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Non- Equity Incentive Plan Compensation ($)(3)	Option Awards ($)(5)	All Other Compensation ($)		Total ($)
Shawn B. Pearson(1)	2018	$950,000	$1,276,484	$400,196	$253,915	(4)	$2,880,595
President and Chief Executive Officer	2017	349,629	1,175,000	—	99,740		1,624,369

David L. Pontius (2)	2018	650,000	744,691	—	12,792		1,407,483
Former Executive Vice President and Chief Operating Officer; Former President of Bluegreen Services	2017	564,936	1,542,699	—	12,792		2,120,427

Ahmad M. Wardak	2018	400,000	804,107	163,238	2,093		1,369,438
Executive Vice President, Corporate Development and Innovation	2017	400,000	1,206,274	—	1,962		1,608,236

(1)	Mr. Pearson was appointed President and Chief Executive Officer of the Company during February 2017.
(2)	Mr. Pontius retired effective December 31, 2018.
(3)	The amounts for 2018 include (a) cash bonuses of $976,000, $424,000 and $346,000 earned by Messrs. Pearson, Pontius and Wardak, respectively, under the portion of the Company’s Executive Leadership Incentive Plan (the “ELIP”) where bonuses were payable based on the Company’s EBITDA and free cash flow for 2018 and (b) cash bonuses of $300,000, $320,687 and $458,209 approved by the Compensation Committee for Messrs. Pearson, Pontius and Wardak, respectively, based on the Company’s achievement of performance goals for 2018 related to the Company’s EBITDA, in the case of Mr. Pearson, and the Company’s EBITDA and certain additional performance metrics, in the case of Messrs. Pontius and Wardak. These bonuses were accrued during 2018 and will be paid during 2019.
(4)	Includes approximately $87,000 of reimbursements for housing expenses, approximately $31,000 of reimbursements for automobile expenses and tax gross-ups of approximately $136,000.
(5)	Represents the aggregate grant date fair value of stock Appreciation Rights (“SARs”) granted to the Named Executive Officer in 2018. The SARs may be settled in cash only. The fair value of the SARs was determined in accordance with accounting for share-based payments, although the Company recognizes the expense of the SARs for financial reporting purposes over the service period of the SARs. The Company uses the Black-Scholes model to estimate the fair value of the SARs granted. The expected stock price volatility was based on the implied volatility of industry peers and the average expected life was calculated using the simplified method, as the Company does not have sufficient historical information to provide a basis for these estimates. The risk-free interest rate was calculated based on the U.S. Treasury rate and the dividend yield is calculated based on the expectation of future payouts.

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Compensation of Chief Executive Officer

In May 2018, the Company entered into an employment agreement with Shawn B. Pearson, the Company’s President and Chief Executive Officer. Pursuant to the employment agreement, Mr. Pearson receives an annual base salary, which is currently $950,000. The annual base salary may be adjusted from time to time at the discretion of the Compensation Committee; however, it may not be decreased without Mr. Pearson’s consent. In addition to his annual base salary, Mr. Pearson is also eligible to receive an annual incentive bonus based on criteria approved annually by the Compensation Committee. For 2018, the criteria related to the Company’s EBITDA. The Compensation Committee approved an incentive bonus of $300,000 for Mr. Pearson based on the Company’s EBITDA for the year. Mr. Pearson also received a signing bonus of $300,000 which was credited against the incentive bonus payable to Mr. Pearson for 2018. In addition, Mr. Pearson participates in the Company’s Executive Leadership Incentive Plan (“ELIP”), which provides for the grant of cash-settled performance units and cash-settled stock appreciation rights to participants in the ELIP. For 2018, Mr. Pearson earned a cash bonus of approximately $976,000 under the portion of the ELIP pursuant to which bonuses were payable based on the Company’s EBITDA and free cash flow for 2018 (as an interim continuation for 2018 of the annual performance-based bonuses under the Company’s 2011 Long Term Incentive Plan (the “LTIP”)). Mr. Pearson also was granted cash-settled performance units and cash-settled stock appreciation rights under the ELIP during 2018. See “Executive Leadership Incentive Plan” below for additional information regarding the ELIP and the awards granted to Mr. Pearson thereunder for or during 2018. Mr. Pearson may also receive additional bonuses from time to time as approved by the Compensation Committee, including special discretionary cash bonuses. The Company has also agreed to reimburse Mr. Pearson for certain housing and automobile expenses, and for tax gross-ups, and to provide Mr. Pearson with certain other benefits, including expatriate health insurance for Mr. Pearson and his family and expatriate life, death and disability insurance for Mr. Pearson.

Mr. Pearson’s employment agreement will continue until terminated. The employment agreement may be terminated by the Company or Mr. Pearson at any time and for any reason, whether by the Company with or without “Cause” or due to Mr. Pearson’s “Incapacity,” or by Mr. Pearson with or without “Good Reason” (as such terms are defined in the employment agreement). If the employment agreement is terminated by the Company due to Mr. Pearson’s Incapacity or the employment agreement is terminated as a result of Mr. Pearson’s death, Mr. Pearson or his surviving spouse, as applicable, will be entitled to receive any unpaid salary and benefits accrued through the date of termination and continued housing and automobile expenses for the lesser of twelve months after the date of termination and such period of time following the date of termination that Mr. Pearson or his surviving spouse, as applicable, maintains a Florida residence. If the employment agreement is terminated by the Company for “Cause” or by Mr. Pearson without “Good Reason,” Mr. Pearson will be entitled to receive any unpaid salary and benefits accrued through the date of termination. If the employment agreement is terminated by the Company without “Cause” or by Mr. Pearson for “Good Reason,” Mr. Pearson will be entitled to receive, in addition to any unpaid salary and benefits accrued through the date of termination, the following severance payments (collectively, “Salary and Bonus Severance”): (i) continued salary payments for a period of eighteen months and (ii) payment in an amount equal to 1.5 times the average of the actual annual incentive bonuses paid to Mr. Pearson for the two years immediately prior to the date of termination, in each case, payable in accordance with the Company’s regular payroll practices. In addition, if the employment agreement is terminated by the Company without “Cause” or by Mr. Pearson for “Good Reason” at a time when Mr. Pearson is covered by an expatriate medical, dental, and vision insurance plan or plans and Mr. Pearson resides in the United States, the Company will pay Mr. Pearson an amount equal to 18 months of premiums for his personal expatriate health, dental and vision plan or plans, less the amount of the required contribution for comparable coverage by active employees under the Company’s group health plan and applicable taxes (the “Benefits Severance” and, collectively with the Salary and Bonus Severance, the “Severance Payments”).

Notwithstanding the foregoing, if the Company terminates Mr. Pearson’s employment because of, or incidental to, a “Change of Control” (as defined in the employment agreement), and in any case no more than one year following the Change of Control, then, in lieu of any Severance Payments described in the preceding paragraph, Mr. Pearson will be entitled to receive, in addition to any unpaid salary and benefits accrued through the date of termination, a lump sum payment (the “Change in Control Severance Payment”) in an amount equal to (i) two times his then-current annual base salary and (ii) the average of his annual incentive bonuses for the two years immediately prior to the date of termination. A “Change of Control” will not be deemed to have occurred under the employment agreement for so long as BBX Capital, which currently beneficially owns approximately 90% of the Company’s outstanding common stock, or any of BBX Capital Corporation’s affiliates or controlling shareholders is deemed to continue to control the Company.

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In connection with his entry into the employment agreement, Mr. Pearson also entered into a Non-Compete, Non-Disclosure, and Non-Solicitation Agreement with the Company (the “Restrictive Covenants Agreement”). The Company’s obligation under the employment agreement to make any Severance Payments or Change in Control Severance Payment is conditioned upon Mr. Pearson executing a waiver and release in favor of the Company, including a reaffirmation of the Restrictive Covenants Agreement, and such waiver and release becoming effective and irrevocable.

Employment Agreement with Ahmad M. Wardak

The Company has an employment agreement with Ahmad M. Wardak, the Company’s Executive Vice President, Corporate Development and Innovation. Under the terms of his employment agreement, Mr. Wardak receives an annual base salary as determined and adjusted by the Compensation Committee from time to time. Mr. Wardak’s current annual base salary is $400,000. Under his employment agreement, Mr. Wardak may receive an annual incentive bonus of up to a certain percentage of his then-current annual base salary. Such percentage is approved annually by the Compensation Committee and, for 2018, was 150%. The annual incentive bonus is based on the achievement of targeted performance measures approved by the Compensation Committee, which, for 2018, included the Company’s EBITDA and certain other performance metrics. Payment of the annual incentive bonus is subject to approval by the Compensation Committee. Based on the Company’s EBITDA and results with respect to the other performance metrics, the Compensation Committee approved an annual incentive bonus of approximately $458,000 for Mr. Wardak for 2018.

In addition to his annual incentive bonus opportunity, Mr. Wardak participates in the Company’s ELIP. For 2018, Mr. Wardak earned a cash bonus of approximately $346,000 under the portion of the ELIP pursuant to which bonuses were payable based on the Company’s EBITDA and free cash flow for 2018 (as an interim continuation for 2018 of the annual performance-based bonuses under the Company’s LTIP). Mr. Wardak also was granted cash-settled performance units and cash-settled stock appreciation rights under the ELIP during 2018. See “Executive Leadership Incentive Plan” below for additional information regarding the ELIP and the awards granted to Mr. Wardak thereunder for or during 2018.

Mr. Wardak may also receive additional bonuses from time to time as approved by the Compensation Committee, including special discretionary cash bonuses.

Mr. Wardak’s employment agreement was entered into in 2015 and will continue until terminated. If the employment agreement is terminated by the Company for “Cause” or by Mr. Wardak without “Good Reason” (as such terms are defined in the employment agreement), Mr. Wardak will be entitled to receive any unpaid salary and benefits accrued through the date of termination. If Mr. Wardak’s employment is terminated by the Company without “Cause” or by Mr. Wardak for “Good Reason,” then Mr. Wardak will be entitled to receive, in addition to any unpaid salary and benefits accrued through the date of termination, a severance payment in an amount equal to 1.0 times (or 1.5 times if the termination occurs within two years after a “Change in Control” (as defined in the employment agreement)) the sum of  (a) his annual base salary then in effect and (b) the average annual incentive bonus paid to him during the two years prior to the termination. In addition, if the employment agreement is terminated by the Company without “Cause” or by Mr. Wardak for “Good Reason” after the last day of the performance period with respect to his annual incentive bonus but prior to payment thereof, Mr. Wardak will be entitled to receive such annual incentive bonus. Further, in the event of a termination by the Company without “Cause” or a termination by Mr. Wardak for “Good Reason” at any time, the Company will pay Mr. Wardak’s COBRA premiums for 12 months following the date of termination. In addition, upon his death or “Disability” (as defined in his employment agreement), Mr. Wardak or his estate, as the case may be, will be entitled to receive, in addition to any unpaid salary and benefits accrued through the date of death or termination, the pro rata portion of the his annual incentive bonus for the applicable year based generally on the number of days he was employed during the year. These severance payments and benefits are conditioned upon Mr. Wardak executing a general release in favor of the Company, as well as his compliance with certain restrictive covenants set forth in his employment agreement, including confidentiality obligations and non-solicit, non-disparagement and non-interference covenants.

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Agreements with David L. Pontius

As previously described, David L. Pontius served as Executive Vice President and Chief Operating Officer of the Company and President of Bluegreen Services until his retirement, effective December 31, 2018. Prior to his retirement, Mr. Pontius had an employment agreement with the Company which was substantially similar to Mr. Wardak’s employment agreement described above. For 2018, Mr. Pontius’ annual base salary was $650,000 and his annual incentive bonus opportunity was 100% of his base salary. Based on the Company’s EBITDA and results with respect to the other performance metrics, the Compensation Committee approved an annual incentive bonus of approximately $321,000 for Mr. Pontius for 2018. Mr. Pontius was also a participant in the Company’s ELIP. For 2018, Mr. Pontius earned a cash bonus of approximately $424,000 under the portion of the ELIP pursuant to which bonuses were payable based on the Company’s EBITDA and free cash flow for 2018 (as an interim continuation for 2018 of the annual performance-based bonuses under the Company’s LTIP). Mr. Pontius also was granted cash-settled performance units and cash-settled stock appreciation rights under the ELIP during 2018; however, Mr. Pontius forfeited these awards in connection with his retirement.

The Company entered into an agreement with Mr. Pontius in connection with his retirement which provides for the Company to make approximately $1,240,000 of severance payments to him through December 2019, which amount equals the sum of his 2018 annual base salary of $650,000 and the average annual incentive bonus paid to him during 2016 and 2017 of approximately $593,000. In addition, the Company will pay the monetary equivalent of the cost of 12 months of COBRA premiums under its group health plan for health, dental and vision coverage for Mr. Pontius and his dependents covered under the plan at the time of his retirement. The severance payments are conditioned upon his compliance with certain restrictive covenants set forth in the agreement, including confidentiality obligations and non-solicit, non-disparagement and non-interference covenants. The Company accrued $2,000,000 million for this agreement as of December 31, 2018.

Executive Leadership Incentive Plan

During March 2018, the Compensation Committee approved in principle the material terms of the Company’s Executive Leadership Incentive Plan, or ELIP, which provides for the grant of cash-settled performance units (“Performance Units”) and cash-settled stock appreciation rights (“SARs”) to participants in the ELIP.  It is contemplated that each participant will be granted award opportunities representing a percentage of his or her base salary (the “Target LTI”).  In the case of certain of the Company’s executive officers, including the Named Executive Officers, the award is divided 30% to SARs and 70% to Performance Units.  Performance Units represent the right of the recipient thereof to receive a cash payment based on the achievement by the Company of levels of EBITDA and return on invested capital (“ROIC”) during a two-year period.  SARs granted under the ELIP, upon exercise after vesting, will entitle the holder to a cash payment in an amount equal to the excess of the market price of the Company’s common stock on the date of exercise over the exercise price of the SAR.  The SARs vest in equal annual installments on the first, second and third anniversary of the date of grant and have a five-year term.

For 2018, the Target LTI for Mr. Pearson was 200% of his 2018 annual base salary of $950,000 (or $1,900,000), the Target LTI for Mr. Pontius was 127% of his 2018 annual base salary of $650,000 (or $825,000), and the Target LTI for Mr. Wardak was 194% of his 2018 annual base salary of $400,000 (or $776,000).

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Messrs. Pearson, Pontius and Wardak were granted Performance Units for 2018 pursuant to which they may receive cash payments as follows:

Executive Officer	Target Payout	Maximum Payout
Shawn B. Pearson	$1,330,000	$1,995,000
David L. Pontius	$578,000	$867,000
Ahmad M. Wardak	$543,000	$815,000

Should performance levels achieved for EBITDA and ROIC during the defined performance period not meet certain minimum thresholds, then no amounts will be earned under the Performance Units.  Additionally, if EBITDA and ROIC goals are significantly exceeded, it may be possible to achieve the maximum payout. Based on the Company’s results for 2018 and projections, as of December 31, 2018, the Company did not accrue any amounts with respect to the Performance Units granted to the Named Executive Officers.

In March 2018, the Compensation Committee approved grants of SARs for 2018 to certain of the Company’s officers, including Mr. Pearson, who was granted 185,276 SARs, Mr. Pontius, who was granted 80,449 SARs, and Mr. Wardak, who was granted 75,573 SARs. Each of the SARs has an exercise price of $19.72, which was the closing price of the Company’s common stock on the NYSE on March 8, 2018, the last trading day prior to the date of grant of the SARs.

As previously described, in connection with his retirement, effective December 31, 2018, Mr. Pontius forfeited the Performance Units and SARs granted to him under the ELIP.

For 2018, the ELIP also included a component pursuant to which bonuses were payable based on the Company’s EBITDA and free cash flow for 2018 (as an interim continuation of the annual performance-based bonuses under the Company’s 2011 Long Term Incentive Plan, or LTIP). Messrs. Pearson, Pontius and Wardak earned cash bonuses of approximately $976,000, $424,000 and $346,000, respectively, under this component of the ELIP for 2018.

2011 Long-Term Incentive Plan

While the ELIP replaced the LTIP with respect to the payment of annual incentive compensation, the LTIP continues in effect with respect to the potential payment of cash awards to participants, including Messrs. Pontius and Wardak (but not Mr. Pearson), upon the occurrence of a “Liquidity Event” (“Liquidity Event Awards”). As defined in the LTIP, a “Liquidity Event” includes, without limitation, the sale of the Company or its businesses (whether by merger, consolidation, reorganization, stock or asset sale, or similar corporate transaction). The amount of a Liquidity Event Award is primarily based on the consideration received by the Company or its shareholders, as applicable, in connection with the Liquidity Event and the Company’s actual EBITDA compared to target EBITDA for performance periods under the LTIP through and including 2015. The provisions of the LTIP relating to Liquidity Event Awards will continue in effect until the last payment of a Liquidity Event Award, unless earlier terminated by the Compensation Committee in its discretion. The currently contemplated merger pursuant to which the Company would become a wholly-owned subsidiary of BBX Capital is not a Liquidity Event under the LTIP.

Subject to the terms of the LTIP, Mr. Wardak would be entitled to a Liquidity Event Awards in an amount of up to approximately 0.600% of the total consideration received by the Company and/or its shareholders in connection with the Liquidity Event to the extent in excess of $100.0 million. If a Liquidity Event occurs at any time pursuant to an agreement entered into in 2019 or 2020, Mr. Pontius would be entitled to receive an award related to the Liquidity Event in an amount up to approximately 1.330% (in the case of an agreement entered into in 2019) or approximately 0.665% (in the case of an agreement entered into in 2020), in each case, of the total consideration received by the Company and/or its shareholders in connection with the Liquidity Event to the extent in excess of $100.0 million. Other executive officers and employees of the Company may also be entitled to payments in connection with a change in control or sale of the Company or its businesses under the LTIP or other compensation plans, including profit sharing plans, or arrangements.

20

Potential Payments Upon Termination or Change in Control

Information regarding amounts and benefits to which the Messrs. Pearson and Wardak may be entitled in connection with any termination of his employment, including following a change in control of the Company, is set forth under “Compensation of Chief Executive Officer” above, with respect to Mr. Pearson, and under “Employment Agreement with Ahmad M. Wardak” above, with respect to Mr. Wardak. The amounts payable to Mr. Pontius in connection with his retirement are set forth under “Agreements with David L. Pontius” above. In addition, as described above, each of Messrs. Pontius and Wardak may be entitled to payments upon the occurrence of a Liquidity Event. See also “401(k) Plan” below.

401(k) Plan

The Company maintains a retirement plan for the benefit of its employees. The 401(k) plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, subject to an annual statutory limit. Participants who are at least 50 years old can also contribute additional amounts based on statutory limits for “catch-up” contributions. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the 401(k) plan’s trustee as directed by participants. The 401(k) plan allows for discretionary matching of employee contributions. For 2018, the Company made a basic matching contribution equal to 100% of each participant’s contributions not exceeding 3% of such participant’s compensation, plus 50% of the participant’s contributions in excess of 3% but not in excess of 5% of the participant’s compensation. The Company may also make additional discretionary matching contributions not to exceed 4% of each participant’s compensation.

Outstanding Equity Awards at Fiscal Year-End 2018

None of the Named Executive Officers held any equity or equity-based awards with respect to the Company as of December 31, 2018, other than, with respect to Messrs. Pearson and Wardak, the cash-settled SARs granted to them under the ELIP during 2018, as described above. In connection with his retirement, effective December 31, 2018, Mr. Pontius forfeited the SARs granted to him under the ELIP.

The following table sets forth certain information with respect to the cash-settled SARs held by Messrs. Pearson and Wardak as of December 31, 2018.

Name	Grant Date	Number of SARs Exercisable / Unexcercisable (1)	SAR Exercise Price	SAR Expiration Date
Mr. Pearson	3/9/2018	̶ / 185,276	$19.72	3/9/2023
Mr. Wardak	3/9/2018	̶ /75,573	19.72	3/9/2023

(1)	SARs vest and become exercisable in equal annual installments on the first, second and third anniversary of the date of grant and have a five-year term.
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DIRECTOR COMPENSATION

The compensation policy for the Company’s non-employee directors (which are directors who are not employees of the Company or any entity controlling the Company, including BBX Capital) was designed in an attempt to achieve the following goals: (i) compensation should fairly pay directors for work required by a company of similar size and scope to the Company; and (ii) the structure of the compensation should be simple, transparent and easy for shareholders to understand.

The Company’s non-employee directors are currently compensated for their service on the Company’s Board of Directors and its committees through cash fees. Each non-employee director currently earns $70,000 in cash fees annually for his service on the Board. In addition, members of the Audit Committee, other than its Chairman, receive $10,000 in cash annually. The Chairman of the Audit Committee receives $15,000 in cash annually. The Chairman of the Nominating/Corporate Governance Committee and the Chairman of the Compensation Committee each receive $3,500 in cash annually. Other members of the Nominating/Corporate Governance Committee and the Compensation Committee do not currently receive additional compensation for their service on those committees. Directors do not receive additional compensation for attendance at Board or committee meetings.

The following table sets forth certain information regarding the compensation paid or accrued by the Company to or on behalf of each individual who served as a non-employee director of the Company during the year ended December 31, 2018 for his Board and committee service during the year.

Name	Fees Earned or Paid in Cash ($)
James R Allmand III	73,500
Norman H. Becker	85,000
Lawrence A. Cirillo	80,000
Mark A. Nerenhausen	70,000
Arnold Sevell	83,500
Orlando Sharpe	70,000

Mr. Becker is also a non-employee director of BBX Capital and received $116,000 from BBX Capital for his service on BBX Capital’s Board of Directors and its committees for the year ended December 31, 2018. Directors who are employed by the Company or any entity controlling the Company, including BBX Capital, do not receive compensation from the Company for their service on the Board.

22

AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C promulgated by the SEC, other than as provided in Item 407 of Regulation S-K promulgated by the SEC, or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the following Audit Committee Report be treated as “soliciting material” or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The charter of the Audit Committee sets forth the Audit Committee’s responsibilities, which include oversight of the Company’s financial reporting on behalf of the Board of Directors and shareholders. The Audit Committee receives reports from, and meets with, the Company’s internal audit group, management and independent auditor. These meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee and the Company’s management and internal auditors, as well as with Grant Thornton LLP, the Company’s independent registered public accounting firm for 2018 (“Grant Thornton”). The Audit Committee discussed with the Company’s internal auditors and Grant Thornton the overall scope and plans for their respective audits and met with the internal auditors and Grant Thornton, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls and compliance matters. The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2018 with management and Grant Thornton prior to the filing with the SEC of the Company’s Annual Report on Form 10-K for such year.

Management has primary responsibility for the Company’s financial statements and the overall financial reporting process, including the Company’s system of internal controls. The Company’s independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America, and discusses with the Audit Committee its independence and any other matters that it is required to discuss with the Audit Committee or that it believes should be raised with it. The Audit Committee oversees these processes, although it must rely on information provided to it and on the representations made by management and the Company’s independent registered public accounting firm.

The Audit Committee discussed with Grant Thornton the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also received from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Grant Thornton its independence from the Company. When considering Grant Thornton’s independence, the Audit Committee considered whether Grant Thornton’s provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining Grant Thornton’s independence. The Audit Committee also reviewed, among other things, the amount of fees paid to Grant Thornton for audit and non-audit services.

Based on these reviews, meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for such year.

Submitted by the Members of the Audit Committee:

Norman H. Becker, Chairman
Lawrence A. Cirillo
Arnold Sevell

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Fees to Independent Registered public Accounting Firm

for THE YEARS ENDED dECEMBER 31, 2018 and 2017

Grant Thornton served as the Company’s independent registered public accounting firm for 2018 and 2017. The following table presents fees for professional services rendered by Grant Thornton for the audit of the Company’s annual financial statements for 2018 and 2017. The table also presents fees billed for audit-related services, tax services and all other services rendered by Grant Thornton to the Company for 2018 and 2017.

	2018	2017
(in thousands)
Audit Fees (1)	$1,088	$1,145
Audit-Related Fees (2)	197	277
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,285	$1,422

(1)	Includes fees for services related to the Company’s annual financial statement audit, review of quarterly financial statements, and, for 2017, fees related to the Company’s Registration Statement on Form S-1 in connection with its initial public offering in November 2017.
(2)	Includes fees for the financial statement audits of one of the Company’s subsidiaries and, for 2017, fees for agreed-upon procedures related to the Company’s securitization during the year.

All audit-related services set forth above were pre-approved by the Audit Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of such firm’s independence in the conduct of its auditing functions.

Under its charter, the Audit Committee must review and pre-approve both audit and permitted non-audit services provided by the Company’s independent registered public accounting firm and shall not engage the independent registered public accounting firm to perform any non-audit services prohibited by law or regulation. Each year, the independent registered public accounting firm’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Audit Committee. Under its current practices, the Audit Committee does not regularly evaluate potential engagements of the independent registered public accounting firm and approve or reject such potential engagements. At each Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for pre-approval. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between regular Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting.

24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 26, 2019, certain information as to persons known by the Company to own in excess of 5% of the outstanding shares of such stock. In addition, this table includes information regarding the shares of the Company’s common stock beneficially owned by (i) each Named Executive Officer, (ii) each of the Company’s directors and (iii) the Company’s directors and executive officers as a group. Management knows of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of the Company’s common stock as of April 26, 2019. Except as otherwise indicated, the information provided in the following table was obtained from filings with the SEC and the Company pursuant to the Exchange Act. For purposes of the following table, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of the Company’s common stock which such person has or shares, directly or indirectly, voting or investment power, or which such person has the right to acquire beneficial ownership of at any time within 60 days after April 26, 2019. As used herein, “voting power” is the power to vote, or direct the voting of, shares, and “investment power” includes the power to dispose of, or direct the disposition of, such shares. Unless otherwise noted, each person listed in the table below has sole voting and investment power over the shares beneficially owned by such person and the address of each person listed in the table below is c/o Bluegreen Vacations Corporation, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431.

Name of Beneficial Owner	Notes	Beneficial Ownership	% Of Outstanding Shares
Alan B. Levan	(2)(3)	67,281,010	90.4%
John E. Abdo	(2)(3)	67,281,010	90.4%
James R. Allmand III		1,000	*
Norman H. Becker		—	0.0%
Lawrence A. Cirillo		—	0.0%
Jarett S. Levan	(3)	7,500	*
Mark A. Nerenhausen		1,000	*
Arnold Sevell		1,000	*
Orlando Sharpe		3,500	*
Seth M. Wise	(3)	7,500	*
Shawn B. Pearson		2,619	*
Ahmad M. Wardak		15,000	*
David L. Pontius		—	0.0%
All directors and executive officers of the Company as of April 26, 2019, as a group (17 persons)		67,347,279	90.5%
5% Shareholders (not included above): Woodbridge Holdings Corporation	(1)(2)(3)	67,261,010	90.3%
FMR LLC	(4)	5,301,558	7.1%

*

Less than 1 percent.

(1)

Woodbridge is a wholly-owned subsidiary of BBX Capital. The number of shares beneficially owned by Woodbridge is as set forth in the Schedule 13G filed by Woodbridge and BBX Capital with the SEC on February 8, 2018. Woodbridge and BBX Capital disclosed in such Schedule 13G that they have shared voting and dispositive power over all 67,261,010 shares.

(2)

Mr. Alan Levan and Mr. Abdo may be deemed to control BBX Capital by virtue of their collective ownership of shares of Class A Common Stock and Class B Common Stock of BBX Capital representing approximately 78% of the total voting power of BBX Capital’s capital stock. As a result, the shares of the Company’s common stock held by Woodbridge (and beneficially owned by BBX Capital) are also included in the beneficial ownership of each of Mr. Alan Levan and Mr. Abdo.

(3)

The address of each of Woodbridge, Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan and Mr. Wise is c/o BBX Capital Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301.

(4)

The number of shares beneficially owned by FMR LLC is as set forth in the Schedule 13G/A filed by FMR LLC with the SEC on February 13, 2019. FMR LLC disclosed in such Schedule 13G/A that it has sole voting power over 1,380,634 of such shares and sole dispositive power over all 5,301,558 of the shares, and that its mailing address is 245 Summer Street, Boston, Massachusetts 02210.

25

OTHER MATTERS

As of the date of this Proxy Statement, the Company’s Board of Directors is not aware of any matters other than those described in this Proxy Statement which may be brought before the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING

TO BE HELD ON JUNE 19, 2019

This Proxy Statement and the Company’s Annual Report to Shareholders for the year ended December 31, 2018 are available at http://bluegreen.qesreports.com/BXG.

.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As previously described, Grant Thornton served as the Company’s independent registered public accounting firm for 2018 and 2017. A representative of Grant Thornton is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

ADDITIONAL INFORMATION

“Householding” of Proxy Material.  The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or AST, the Company’s transfer agent, that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, the Company will deliver promptly upon written or oral request a separate copy of this Proxy Statement to a shareholder at a shared address to which a single Proxy Statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple proxy statements and would like to request delivery of a single proxy statement, please notify your broker if your shares are held in a brokerage account or AST if you are the record holder of your shares. You can notify AST by sending a written request to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, 2nd Floor, Brooklyn, New York 11219, Attention: Customer Service. You can also contact AST’s Customer Service department at (800) 937-5449.

Advance Notice Procedures. Under the Company’s Bylaws, no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the annual meeting of shareholders or is otherwise brought before the annual meeting of shareholders by or at the direction of the Board of Directors or by a shareholder entitled to vote who has delivered written notice to the Company’s Secretary (containing certain information specified in the Company’s Bylaws about the shareholder and the proposed action) not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. However, if the date of the Company’s annual meeting of shareholders changes by more than 30 days from the date of the preceding year’s annual meeting of shareholders, written notice of the proposed business must be received by the Company within ten days after the Company first mails notice of or publicly discloses the date of the annual meeting of shareholders. For the Company’s 2020 Annual Meeting of Shareholders, the Company must receive written notice of proposed business from a shareholder (i) between February 20, 2020 and March 21, 2020 or (ii) if the Company’s 2020 Annual Meeting of Shareholders is held more than 30 days before or after June 19, 2020, within ten days after the Company first mails notice of or publicly discloses the date of the meeting. In addition, any shareholder who wishes to submit a nomination to the Board of Directors must deliver written notice of the nomination within the applicable time period set forth above and comply with the information requirements in the Company’s Bylaws relating to shareholder nominations. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement relating to the 2020 Annual Meeting of Shareholders.

26

Shareholder Proposals for the 2020 Annual Meeting of Shareholders.  Shareholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s 2020 Annual Meeting of Shareholders may do so by following the procedures relating to shareholder proposals set forth in the rules and regulations promulgated under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Company’s Secretary at the Company’s principal executive offices by January 23, 2020.

Proxy Solicitation Costs.  The Company will bear the expense of soliciting proxies and of reimbursing brokers, banks and other nominees for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such persons. The Company does not currently intend to solicit proxies other than by use of the mail, but certain directors, officers and regular employees of the Company or its subsidiaries, without additional compensation, may solicit proxies personally or by telephone, fax, special letter or otherwise.

BY ORDER OF THE BOARD OF DIRECTORS

Shawn B. Pearson
President and Chief Executive Officer

May 22, 2019

27

BLUEGREEN VACATIONS CORPORATION

Form of Proxy

Common Stock

ANNUAL MEETING OF SHAREHOLDERS OF

BLUEGREEN VACATIONS CORPORATION

JUNE 19, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anthony M. Puleo and Adrienne Kelley, and each of them acting alone, with the power to appoint his or her substitute, proxy to represent the undersigned and vote as designated on the reverse all of the shares of common stock of Bluegreen Vacations Corporation held of record by the undersigned as of the close of business on May 15, 2019 at the Annual Meeting of Shareholders to be held on June 19, 2019 and at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of eleven directors, each for a term expiring at the Company’s 2020 Annual Meeting of Shareholders.

NOMINEES:

Alan B. Levan
John E. Abdo
Shawn B. Pearson
James R. Allmand, III
Norman H. Becker
Lawrence A. Cirillo
Jarett S. Levan
Mark A. Nerenhausen
Arnold Sevell
Orlando Sharpe

Seth M. Wise

☐

FOR ALL NOMINEES

☐

WITHHOLD AUTHORITY FOR ALL NOMINEES

☐

FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee's name(s) below.

2. In his or her discretion, the proxy is authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL" OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Please mark box if you plan to attend this meeting.  ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

NOTE:

Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.